                                                                  EXHIBIT 10.4.2


July 5, 2002

Glenn Barrett



Dear Glenn:

                  RE:  AMENDMENT TO EMPLOYMENT AGREEMENT

We refer to the employment agreement (the "Agreement") dated May 1, 2000 between 724 Solutions Inc. ("724") and you, Glenn Barrett. As you know, 724 is currently considering various strategic options. In order to provide you with comfort and certainty while 724 considers these options, 724 desires and you have agreed to make certain amendments to the Agreement, on the terms and conditions set forth in this letter agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), we and you agree as follows:

   1. The entire Sections of the Agreement under the headings "TERMINATION" on page 4, and "COMPENSATION ON TERMINATION FOR CAUSE" on page 5 are hereby deleted and replaced with the following:

"TERMINATION

         (a) TERMINATION OF EMPLOYMENT. Neither 724 nor you makes any representation to the other that employment will continue for a set period of time or that employment will be terminated only under particular circumstances. Both 724 and you may terminate your employment at any time or for any reason, subject to the provisions of this agreement.

         (b)      TERMINATION OBLIGATIONS.  You agree as follows:

                  (i) All property, including, without limitation, all equipment, tangible proprietary information (including confidential data), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to his employment, belongs to 724 or its affiliates and shall be returned promptly to 724 upon termination of your employment by either 724, for any reason (and whether for Cause or not), or you.

                  (ii) All benefits to which you are otherwise entitled shall cease upon your termination for any reason (and whether for Cause or not), unless explicitly continued either under this agreement, under any specific written policy or benefit plan of 724 or its affiliates, or as may be required by statute.

                  (iii) Upon termination of employment for any reason (and whether for Cause or not) under this agreement, you shall be deemed to have resigned from all offices and directorships then held with 724 or any subsidiary. You shall sign any document or do such things that are reasonably required by 724 to give effect to any such resignation. Should you fail to do so, any director of 724 is hereby irrevocably authorized in your name and on his behalf to sign any document or do any thing that is required to give effect thereto.

                  (iv) Your obligations under this section "Termination" shall survive the termination of this agreement and the termination of employment for any reason (and whether for Cause or not).

                  (v) Following any voluntary termination of employment or termination for Good Reason by you, you shall, where reasonably requested by 724, reasonably cooperate with 724 for a reasonable period of time after such termination of employment in the orderly transition of duties and work assignments to other employees of 724 and its affiliates, provided that 724 continues to pay you compensation on a per diem basis, at a rate equal to your base salary in effect at your date of termination, during any such reasonable period of time that your cooperation is requested. You shall also reasonably cooperate, at 724's expense, in the defense of any action brought by any third party against 724 and its affiliates that relates in any way to your acts or omissions while employed by 724 and its affiliates.

         (c) TERMINATION UPON DEATH. If you die during your employment, this agreement shall automatically terminate.

         (d) TERMINATION UPON DISABILITY. If during your employment, you shall become physically or mentally incapacitated and as a result thereof you are unable to perform the essential functions of your position with or without a reasonable accommodation, for a continuous period of more than 120 days, then 724 and you specifically agree that this agreement has been frustrated, and therefore 724 is entitled to terminate your employment on one month's notice or grant you one month's salary in lieu of notice.

         (e) TERMINATION OF EMPLOYMENT TERM WITHOUT CAUSE.724 reserves the right to terminate your employment without Cause at any time upon paying to the you a lump sum payment of an amount equal to nine (9) months of On-Target Earnings, less statutory deductions and withholdings (the "Severance Amount"), which amount the parties agree is pay-in-lieu of reasonable notice. You agree to release 724 and its affiliates from any action, cause of action, claim or demand against 724 or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 as a condition to receiving payment under this Section (e). For purposes of this agreement, "On-Target Earnings" means, as of any date, your then current base salary and target bonus.

         (f) TERMINATION FOR GOOD REASON. You may terminate your employment for Good Reason at any time. Upon such termination for Good Reason, 724 shall pay you the Severance Amount. You agrees to release 724 and its affiliates from any action, cause of action, claim or demand against 724 or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 as a condition to receiving payment under this Section
                  (f). For purposes of this agreement, "Good Reason" will exist at any time following the occurrence of one or more of the following events without the your written consent:

                  (i) the assignment to you of any duties materially inconsistent with your position, authority, duties or responsibilities pursuant to this agreement or any other action by the 724 that results in a material diminution in such position, authority, duties or responsibilities;


                  (ii) a reduction in your compensation and benefits as set forth in Schedule "A"; or

                  (iii) relocation, without your consent of your place of employment by more than fifty (50) miles;


provided however, that you shall not terminate your employment hereunder unless you first gives notice of his intention to terminate and the grounds for such termination, and 724 has not, within thirty (30) days following receipt of such notice, cured such Good Reason.

         (g) TERMINATION OF EMPLOYMENT TERM FOR CAUSE. 724 may at any time and without notice immediately terminate your employment for Cause and you shall have no right to receive any compensation or benefit hereunder (with the exception of compensation earned but unpaid as of the termination date). For purposes of this agreement, "Cause" will exist at any time following the occurrence of one or more of the following events:

                  (i) any willful act of personal dishonesty, fraud or misrepresentation taken by you in connection with his responsibilities as an employee which was intended to result in your substantial gain or personal enrichment at the expense of 724 or its affiliates;

                  (ii) your conviction of a felony (other than driving-related offenses), or the equivalent in a jurisdiction other than the United States, on account of any act which was materially injurious to 724 or any of its affiliates, or the reputation of 724 or any of its affiliates, as reasonably determined by the Board of Directors of 724;

                  (iii) your willful and continued failure to substantially perform your principal duties and obligations of employment (other than any such failure resulting from incapacity due to physical or mental illness;

provided, that for purposes of this Section (g), no act or failure to act shall be considered "willful" unless done or omitted to be done by you in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of 724; provided, further, that 724 shall not terminate your employment under clause (iii) of this Section (g) unless 724 first gives notice of its intention to terminate and the grounds for such termination, and you have not, within thirty (30) days following receipt of such notice, cured such failure.

         (h) VOLUNTARY TERMINATION PERIOD. you may terminate this agreement upon giving of 12 weeks' prior notice to 724 (or such lesser period of time as the parties may agree upon), in which case this agreement shall terminate at the expiration of such 12 week period without any other notice or any payment of salary or benefit plan contributions subsequent to the termination of this agreement.

         (i) REPAYMENT OF BONUSES AND OTHER ADVANCES. You agree to permit 724 or its affiliates to deduct the amount of any advanced bonuses or other monies advanced to you during your employment and so designated as advanced amounts, from any compensation due you under this Section "Termination".

         (j) TREATMENT OF STOCK OPTIONS, RESTRICTED STOCK AND OTHER SECURITIES. Notwithstanding any other provisions of this agreement, upon any termination of you for any reason and whether for Cause or not, any options, restricted stock or other securities held by you but subject to vesting which is contingent upon continued employment with 724 or its affiliates shall be governed by the provisions of the applicable stock plans and repurchase and award agreements."

   2. Schedule "A" to the Agreement is hereby amended effective on the date of this letter agreement by deleting the amount "$170,000" in Section 1 of Schedule "A" and replacing it with "$169,150 USD"

On and after this date, each reference in the Agreement to "this agreement" shall mean and be a reference to the Agreement as amended by this letter agreement. Except as specifically amended by this letter agreement, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

This letter agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Please sign and date this letter in the space provided below to confirm the mutual agreements set forth above.



Yours very truly,

724 SOLUTIONS INC.




By:       /s/          Karen Basian
          ----------------------------------------------
          Name:   Karen Basian
          Title:  Chief Financial Officer



ACCEPTED AND AGREED


          /s/ Glenn Barrett
          ----------------------------------------------
          Glenn Barrett

                                    AGREEMENT

May 1, 2000

Glenn Barrett

          RE:      EMPLOYMENT AS VICE-PRESIDENT, FINANCE AND CONTROL


724 Solutions is pleased to extend to you an offer as a full-time employee on the terms and conditions set out in this agreement. We are looking forward to your joining the team. It is a condition of your employment that you sign and execute a copy of this agreement and all accompanying documentation and return it to us by MAY 11, 2000 after which time this offer will terminate.

EMPLOYMENT. 724 Solutions agrees to employ you as a Vice-President, Finance and Control and you accept such employment on and subject to the terms of this agreement.

TERM.  Your employment with 724 Solutions will start effective JUNE 5, 2000.

DUTIES.  So long as you are employed by 724 Solutions:

(a) you will devote your full time and energy to the business and affairs of 724 Solutions, well and faithfully serve 724 Solutions, and use your best efforts, skills and abilities to promote the interests of 724 Solutions and agree to perform such other tasks and duties related to the foregoing as may from time to time be determined by the 724 Solutions management;

(a) you acknowledge that the 724 Solutions management reserves the right during the course of your employment to enhance or modify your duties and responsibilities as its deems necessary and appropriate from time to time;

(b) you will abide by any 724 Solutions policies that the Board of Directors of 724 Solutions may establish or amend having general application to 724 Solutions' staff and management; and

(c) you acknowledge that the hours of work involved will vary and be irregular and are those hours required to meet the objectives of 724 Solutions and you acknowledge that this paragraph constitutes an agreement to work such hours where such agreement is required by applicable legislation.

COMPENSATION AND BENEFITS. Your compensation and benefits are listed in Schedule "A" to this agreement. Your compensation will be payable bi-weekly and will be subject to such periodic review as may be deemed appropriate by the Board of Directors of 724 Solutions from time to time.

OWNERSHIP OF WORK. You expressly acknowledge that 724 Solutions shall have all proprietary rights and intellectual property interests, in everything that you create, develop, discover or conceive, by yourself or with others, while employed by 724 Solutions, including customer and supplier lists, sales and marketing plans, reports, drawings, prototypes, schematics, software, inventions, specifications, confidential data and the like (the "Developments"), if the Developments:

(a) relate in any manner to the actual business, research or development of 724 Solutions (or its subsidiaries, affiliates, partnerships and joint ventures); or

(b) relate in any manner to the reasonably anticipated business, research or development of 724 Solutions (or its subsidiaries, affiliates, partnerships and joint ventures); or

(c) are suggested by or result from matters with which you are aware as a result of your employment with 724 Solutions; or

(d) are suggested by or result from any task assigned to you or work performed by you for or on behalf of 724 Solutions (or its subsidiaries, affiliates, partnerships and joint ventures);

You hereby assign fully to 724 Solutions any rights, title and interest that you may have in the Developments to date or will later do so, whether or not these Developments are capable of intellectual property protection, and agree to sign appropriate documentation as requested by 724 Solutions to confirm such ownership. You also agree, in connection with any Developments, to promptly disclose them to 724 Solutions or its designee as appropriate, promptly execute a specific assignment of title to 724 Solutions or its designee, and do anything else reasonably necessary to enable 724 Solutions or its designee to secure patent, copyright or other forms of protection for the Developments in Canada and in all other countries, at 724 Solutions' expense.

Without limitation, all working papers, notes and memoranda or other manifestations of confidential data which are made or obtained by you during the term of your employment relating to the business of 724 Solutions shall be the property of 724 Solutions and will accordingly be, provided to 724 Solutions upon termination of your employment.

WAIVER OF MORAL RIGHTS. You hereby expressly and irrevocably waive any and all moral rights arising under copyright law that you, as author, may have with respect to any copyrighted works prepared by you for 724 Solutions in the course of your employment and you agree that 724 Solutions (and is subsidiaries, affiliates, partnerships, joint ventures, direct and indirect licensees) may modify, adapt, translate and use such works as it sees fit. You also expressly waive any right that you may have as author of a work of authorship to include your name in any Development that is a work of authorship when such work is distributed publicly or otherwise.

CONFIDENTIAL DATA AND NON-DISCLOSURE. 724 Solutions (and its subsidiaries, affiliates, partnerships and joint ventures) will expend considerable time and money in acquiring and developing software, hardware, inventions, trade secrets, products, technology, techniques, methodologies, programs, present and future developments, sales literature and brochures, form documents, customer lists, customer and supplier relationships, marketing or sales strategies, and other information excluding confidential information and documents of third parties (the "confidential data") to which you may have access. You acknowledge that such confidential data is the property of 724 Solutions (and its subsidiaries, affiliates, partnerships and joint ventures), and third parties from which 724 Solutions has acquired confidential data, and agree that, during the term of your employment and any time thereafter, you will not, directly or indirectly, in any manner or for any reason whatsoever (other than in the ordinary and usual course of 724 Solutions' (and its subsidiaries, affiliates, partnerships and joint ventures) business and for its benefit), disclose to any person, firm or corporation any of the confidential data or use any of the confidential data, except if the confidential data:

(i)      is or becomes publicly available through no fault of yours;

(i)      is rightfully obtained by you from a third party;

(ii) is disclosed with the written consent of the party whose information it is; or

(iii) is disclosed pursuant to court order, other legal compulsion or required by law.

On termination of your employment, you agree to return to 724 Solutions (and its subsidiaries, affiliates, partnerships and joint ventures) all confidential data embodied or recorded in tangible form which is in your possession or control. Your obligation under this section will continue if your employment with 724 Solutions terminates for any reason.

You also agree, not to disclose to 724 Solutions (and its subsidiaries, affiliates, partnerships and joint ventures), use in its business or cause it to use any information that is confidential to others. For greater certainty, you agree to not, at any time, disclose to, or discuss with, 724 Solutions (and its subsidiaries, affiliates, partnerships and joint ventures) employees any confidential or proprietary data belonging to your former employers.

NON-COMPETITION AND NON-SOLICITATION. You recognize that in performing the duties of your employment, you will occupy a position of trust and confidence, giving you knowledge with respect to many aspects of the business carried on by 724 Solutions (and its subsidiaries, affiliates, partnerships and joint ventures). Such knowledge shall be used solely in furtherance of the business interests of 724 Solutions (and its subsidiaries, affiliates, partnerships and joint ventures) and not in any manner which would be detrimental to it. You agree that so long as you are employed by 724 Solutions and for one (1) year thereafter, unless you obtain the prior written consent of 724 Solutions, you shall not directly or indirectly, in any manner or capacity whatsoever:

(a) carry on or be engaged in or hold any interest in or advise, manage or assist in any business enterprise which is in significant competition (as reasonably determined by 724 Solutions) with the business of 724 Solutions (and its subsidiaries, affiliates, partnerships and joint ventures) as it exists at the date on which your employment terminates ("Competitive Business"); or

(b) solicit or enter into any form, of business arrangement with any person who was or is proposed to be a client, supplier or business partner of 724 Solutions (and its subsidiaries, affiliates, partnerships and joint ventures) at the date that your employment terminates, or during the prior one (1) year period, if such business arrangement or proposed business arrangement is in respect of a Competitive Business;

provided however, that nothing in this paragraph shall prevent you from owning up to 5% of the voting stock of any entity.

EMPLOYEES. You agree that during the term of your employment and for one (1) year thereafter, you will not, directly or indirectly, or assist others to, recruit, solicit or endeavour to entice away from 724 Solutions (or its subsidiaries, affiliates, partnerships and joint ventures) any individual who was or becomes an employee of or service provider to 724 Solutions (or its subsidiaries, affiliates, partnerships and joint ventures) at any time within the one (1) year period before or after termination of your employment.

COVENANTS REASONABLE AND INJUNCTION. You acknowledge that (a) the covenants contained in the paragraphs entitled "Confidential Data and Non-Disclosure", "Non-Competition and Non-Solicitation" and "Employees" are essential elements to this agreement and that, but for your agreement to enter into such covenants, 724 Solutions would not have entered into this agreement with you; and (b) since your breach of any of such provisions would cause serious and irreparable harm to 724 Solutions which could not adequately be compensated for in damages, and in the event of a breach by you of any of such provisions, you consent to an injunction being issued against you restraining you from any further breach of any such provision. The provisions of this paragraph shall not be construed so as to be derogation of any other remedy, which 724 Solutions may have in the event of such a breach.

The existence of any claim or cause of action that you may have against 724 Solutions (or its subsidiaries, affiliates, partnerships and joint ventures), whether pursuant to this agreement or otherwise, shall not constitute a defence to the enforcement by 724 Solutions of the provisions of this paragraph or the paragraphs entitled "Confidential Data and Non-Disclosure", "Non-Competition and Non-Solicitation" and "Employees".

TERMINATION.  Your employment may be terminated by 724 Solutions:

   (a) without compensation at any time and for any reason during the first three (3) months of your employment with 724 Solutions ("Probation Period");

   (b) without compensation, for cause, which shall include, without limitation:

         (i)      any willful and continuing failure by you to observe and
                    perform any of your covenants and obligations hereunder;

         (i)      fraud, dishonesty, gross negligence or willful malfeasance by you in connection with the performance of your duties hereunder;

         (ii)     any commission of a crime by you;

         (iii)    any use or abuse of alcohol or drugs by you which adversely affects your ability to perform your duties hereunder; or

         (iv)     your death; or

   (c) without cause at any time upon giving you notice or payment in lieu of notice and severance, as required by any statutory and common law requirement applying to your employment with 724 Solutions, and as provided in this agreement, payable on your delivery of a release to the Board of Directors of 724 Solutions.

COMPENSATION ON TERMINATION FOR CAUSE. If your employment is terminated for cause, 724 Solutions shall pay you your salary and benefits through the date of termination and 724 Solutions shall have no further obligations to you under this agreement or in connection with your employment by 724 Solutions.

NOTICES. Any notice which may or is required to be given pursuant to this agreement shall be in writing and shall be sufficiently given or made if mailed by prepaid registered mail, faxed or served personally upon the party for whom it is intended, addressed to the other party at the address or fax number first above written. The date of receipt of any notice, if served personally or by fax, shall be deemed to be the date of delivery thereof and, if mailed, the third business day after delivery.

ASSIGNMENT. You acknowledge that 724 Solutions may assign this agreement and the benefits of your covenants and obligations under this agreement to any person who purchases all or substantially all the assets of 724 Solutions. In addition, this agreement and the rights and obligations of 724 Solutions may be assigned at any time by 724 Solutions to an affiliate of 724 Solutions. Subject to the forgoing, neither this agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of the other party. Subject thereto, this agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any party) and permitted assigns.

INVALIDITY AND SEVERABILITY. If a court of competent jurisdiction would otherwise adjudge, declare or decree all or any portion of the covenants set forth in this agreement void or unenforceable in the circumstances, the portions thereof which would otherwise be held void or unenforceable shall, automatically and without further act on the part of either of us, but only as regards those matters or parties before the court, be reduced in scope, territory or duration of time to such an extent that such court would hold the same to be enforceable in the circumstances before the court, or alternatively, that provision shall be deemed to be severed herefrom, and the remaining provisions of this agreement shall not be affected thereby and shall remain valid and enforceable.

FURTHER ASSURANCES. You agree to do such acts and execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within your power as we may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this agreement.

                                  SCHEDULE "A"

                          COMPENSATION AND BENEFITS OF
                                  GLENN BARRETT

1. SALARY. Your salary will be $170,000 per annum. You will also be eligible to earn in bonus up to 15% of your salary in the first year based on 724 Solutions meeting its profit/revenue objectives and targets AND you meeting the performance and deliverable targets set by 724 Solutions from time to time.

2.       PARKING. Paid parking will be provided within the York Mills Center.

3. VACATION. You will be entitled to a vacation of 3 weeks in each calendar year. Such vacations shall be taken at such time as 724 Solutions may from time to time approve, having regard to the operations of 724 Solutions. Vacation time shall be cumulative, in accordance with 724 Solutions' standard policies.

4. BENEFITS. You will be entitled to participate in any plans maintained from time to time by 724 Solutions for the benefit of 724 Solutions' employees, including, but not limited to, those pertaining to group life, accident, dental, prescription, sickness and medical, and long term disability insurance, provided that premiums for such coverages are reasonable, as determined by 724 Solutions in its sole discretion. You will be required to pay for the premiums for 724 Solutions' mandatory long term disability (LTD) plan. The premium will be automatically deducted from your pay cheque.

5.       OPTIONS TO PURCHASE SHARES.

               a.       Subject to you and 724 Solutions entering into 724
                           Solutions' standard Option Agreement, 724 Solutions hereby grants to you:

         (a) the option to purchase 10,000 common shares of 724 Solutions (or the group of companies that forms 724 Solutions), at their Market Price (as defined in the Stock Option Plan) on the date of the grant (your first day of employment with 724 Solutions), which option vests on and continues from the first anniversary of your employment; and

         (b) the option to purchase an additional 10,000 common shares of 724 Solutions (or the group of companies that forms 724 Solutions), at their Market Price (as defined in the Stock Option Plan) on the date of the grant (your first day of employment with 724 Solutions), which option vests on and continues from the second anniversary of your employment; and

         (c) the option to purchase an additional 10,000 common shares of 724 Solutions (or the group of companies that forms 724 Solutions), at their Market Price (as defined is the Stock Option Plan) on the date of the grant (your first day of employment with 724 Solutions), which option vests on and continues from the third anniversary of your employment.

Please note that the terms and conditions of the Option Agreement govern the options granted in this agreement and from time to time. In particular, you should note that your entitlement to unvested options will be automatically forfeited if your employment with 724 Solutions terminates for any reason.

WAIVER OF RIGHTS. Any waiver of, or consent to depart from, the requirements of any provision of this agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

ENTIRE AGREEMENT. This agreement and the schedules hereto constitute the entire agreement between us pertaining to your employment by 724 Solutions and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between us. This agreement may be amended or supplemented only by a written agreement signed by both 724 Solutions and you.

TIME OF THE ESSENCE. Time is and shall remain of the essence of this agreement and all of its provisions.

CHOICE OF LAW.  This agreement is governed by the laws of Ontario.

                            Yours truly,

                            724 SOLUTIONS INC.





                            By: /s/ KAREN BASIAN
                                -------------------------
                                  Karen Basian
                                  Chief Financial Officer


Accepted this 10th day of May 2000.

/s/ GLENN BARRETT
-----------------
Glenn Barrett